                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-35802


Prospectus Supplement No. 3 dated August 1, 2000 to Prospectus dated May 19, 2000, as supplemented on June 21, 2000 and July 19, 2000


                              E*TRADE Group, Inc.


      $650,000,000 6% Convertible Subordinated Notes due February 1, 2007
                                      and
    27,542,373 Shares of Common Stock Issuable upon Conversion of the Notes


  The information contained in the table appearing under the heading "Selling Securityholders" on pages 43-44 of the prospectus is hereby amended to add the following information:

                                                                                              Shares of
                                                       Principal Amount   Percentage of      Common Stock
                                                        of Notes that         Notes          that May Be
Name of Selling Securityholder                           May Be Sold       Outstanding         Sold(1)
-----------------------------                          -----------------  ---------------  ----------------
BT Equity Opportunities..............................       $   750,000         *                 31,780
BT Equity Strategies.................................       $   750,000         *                 31,780
Putnam Asset Allocation Funds - Balanced
Portfolio............................................       $    51,000         *                  2,161
Putnam Asset Allocation Funds - Conservative
Portfolio............................................       $    32,000         *                  1,356
Putnam Balanced Retirement Fund......................       $    15,000         *                    636
Putnam Convertible Opportunities and Income Trust....       $    20,000         *                    847
Spear, Leeds & Kellogg...............................       $ 1,000,000         *                 42,373
TCW Group Inc........................................       $29,735,000         4.6%           1,259,958

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 43-44 of the prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                              Shares of
                                                       Principal Amount    Percentage of     Common Stock
                                                         of Notes that         Notes         that May Be
Name of Selling Securityholder                            May Be Sold       Outstanding        Sold(1)
------------------------------                         -----------------  ----------------  --------------
Donaldson, Lufkin & Jenrette Securities Corp..........     $ 45,743,000             7.0%       1,938,263
Deutsche Bank Securities Inc..........................     $104,450,000            16.1%       4,425,847
Goldman Sachs and Company.............................     $  2,830,000              *           119,915
Robertson Stephens....................................     $ 30,000,000             4.6%       1,271,186
Other holders of notes or future transferees of such
holders (3)...........................................     $ 20,304,000             3.0%         860,339


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